Exhibit 99.1

GSI TECHNOLOGY, INC.
APPOINTS TWO NEW DIRECTORS

SUNNYVALE, Calif. — (Marketwired — March 17, 2015) — GSI Technology, Inc. (Nasdaq: GSIT) today announced that the Board of Directors has appointed E. Thomas Hart and Jack A. Bradley to fill two newly-created positions on the Board.

Mr. Hart currently serves as non-executive Chairman of the Board of QuickLogic Corporation, a Nasdaq-listed fabless semiconductor company that designs, markets and supports semiconductor and software algorithm solutions primarily for manufacturers of mobile, consumer and enterprise communication products.  Mr. Hart previously served as QuickLogic’s President and Chief Executive Officer from June 1994 to March 2009, its Chairman and Chief Executive Officer from March 2009 to January 2011 and its Executive Chairman from January 2011 to January 2014.  Prior to joining QuickLogic, Mr. Hart held senior management positions in operations, engineering, sales and marketing with several semiconductor companies, including National Semiconductor Corporation and Motorola, Inc.  Mr. Hart also currently serves as Chairman of the Board of the Silicon Valley Chapter of the Association for Corporate Growth and is a Board Leadership Fellow of the National Association of Corporate Directors.  Mr. Hart holds a B.S. degree in Electrical Engineering from the University of Washington.

Mr. Bradley has over 30 years’ experience in executive management positions with public and private companies engaged in the software, systems and semiconductor industries.  Mr. Bradley is currently a partner at David Powell Financial Services, providing financial consulting and advisory services.  From February 2006 through March 2013, Mr. Bradley served as Chief Executive Officer of Packet Design, Inc., a venture capital-funded company that developed and marketed analytic management systems for data communications and that was sold to private equity investors in 2013.  Prior to joining Packet Design, Mr. Bradley held senior operational and financial management positions with several networking and communications companies, including Cisco Systems, Inc. (General Manager of Video Internet Services Business Unit), 3Com Corporation (Vice President and General Manager, International Division), and Bridge Communications, Inc. (Chief Financial Officer).  Mr. Bradley holds a B.S. degree in Accounting from the University of San Francisco.

“I am pleased to welcome Tom and Jack to our Board,” said Lee-Lean Shu, GSI Technology’s Chairman and Chief Executive Officer.  “Tom’s many years of executive leadership in the semiconductor industry and Jack’s management and financial experience, particularly in the networking and communications industries that GSI serves, will enable them both to bring fresh insights to our Board and make valuable contributions as we guide our company in the years ahead.”

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment.  Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations.  For more information, please visit www.gsitechnology.com.

SOURCE:  GSI Technology, Inc.

GSI Technology, Inc.
Douglas M. Schirle, CFO
408-331-9802